Exhibit 10.12.5
FIFTH AMENDMENT TO LEASE
     FIFTH AMENDMENT TO LEASE dated as of this 29th day of June, 2007 by and between BOSTON PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”) (as successor-in-interest to 200 West Street Limited Partnership) and PAREXEL INTERNATIONAL LLC, a Delaware limited liability company (as successor-in-interest to PAREXEL International Corporation, “Tenant”).
RECITALS
     WHEREAS, by lease dated June 14, 1991 (as amended by the First Amendment, Second Amendment, Third Amendment and Fourth Amendment and affected by the Consent Agreement referred to below, the “Lease”), Landlord did lease to Tenant and Tenant did hire and lease from Landlord certain premises (the “Initial Premises”) in the building known as and numbered 195 West Street, Waltham, Massachusetts (the “Building”) containing a total of 48,258 square feet of rentable floor area (the “Rentable Floor Area of the Initial Premises”).
     WHEREAS, by First Amendment to Lease dated January 3, 1992 (the “First Amendment”), Tenant exercised its right pursuant to Section 2.1.1.1 of the Lease to lease from Landlord certain additional premises in the Building (the “Additional Premises”) containing a total of 15,242 square feet of rentable floor area (the “Rentable Floor Area of the Additional Premises”) upon the terms and conditions contained in the First Amendment. The Initial Premises and the Additional Premises are hereinafter referred to collectively as the “Premises,” and the Rentable Floor Area of the Initial Premises and the Rentable Floor Area of the Additional Premises are hereinafter referred to collectively as the “Rentable Floor Area of the Premises” and shall contain a total of 63,500 square feet of rentable floor area.
     WHEREAS, by Second Amendment to Lease dated June 28, 1993 (the “Second Amendment”), Tenant leased from Landlord an additional 660 square feet in the basement of the Building (the “Tenant’s Storage Space”) upon the terms and conditions contained in the Second Amendment.
     WHEREAS, by Third Amendment to Lease dated November 17,1998 (the “Third Amendment”), Landlord provided Tenant with the option of extending the Term of the Lease so that it would be coterminus with the 200 West Street Lease Term (as that term is defined in the Third Amendment).
     WHEREAS, by Fourth Amendment to Lease dated August 28, 2000 (the “Fourth Amendment”), the Term of the Lease was extended for the Interim Extended Term (as that term is defined in the Fourth Amendment).
     WHEREAS, by Consent Agreement by and between Landlord, Tenant and Salary.com (“Subtenant”) dated February 7, 2006 (the “Consent Agreement”), Landlord consented to the sublease of approximately 51,291 square feet of the Rentable Floor Area of the Premises by
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Tenant to Subtenant. Pursuant to a letter agreement dated April 25, 2006, Landlord, Tenant and Subtenant acknowledged and agreed that Subtenant subsequently subleased all of the Premises.
     WHEREAS, Landlord and Tenant have agreed to extend the Term of the Lease for one (1) period of one hundred twenty-four (124) months upon all of the same terms and conditions set forth in the Lease except as set forth in this Fifth Amendment to Lease (the “Fifth Amendment”).
     WHEREAS, Landlord and Tenant are entering into this instrument to set forth said extension of the Term of the Lease and to amend the Lease.
     NOW, THEREFORE, in consideration of One Dollar ($1.00) and other good and valuable consideration in hand this date paid by each of the parties to the other, the receipt and sufficiency of which are hereby severally acknowledged, and in further consideration of the mutual promises herein contained, Landlord and Tenant hereby agree to and with each other as follows:
     1. (A) The Term of the Lease, which but for this Fifth Amendment is scheduled to expire on April 30, 2009, is hereby extended for one (1) period of one hundred twenty-four (124) months commencing on May 1, 2009 and expiring on August 31, 2019 (the “Fifth Amendment Extended Term”) unless sooner extended or terminated in accordance with the provisions of the Lease, upon all the same terms and conditions contained in the Lease as herein amended.
          (B) Landlord and Tenant acknowledge and agree that the extension option contained in Section 2.4.1 of the Lease (as affected by Section 1(B) of the Fourth Amendment) shall be deleted in its entirety and Tenant shall have no further option to extend the Term upon the expiration of the Fifth Amendment Extended Term except as provided in Section 9 of this Fifth Amendment.
     2. (A) Prior to the commencement of the Fifth Amendment Extended Term, Annual Fixed Rent for both the Premises and the Tenant’s Storage Space shall continue to be payable as set forth in the Lease.
          (B) Annual Fixed Rent for the Premises shall be payable during the Fifth Amendment Extended Term as follows:

Time Period	Rate PSF	Annual Amount
5/1/09—8/31/09	$0	$0

9/1/09—8/31/12	$36.50	$2,317,750.00

9/1/12—8/31/15	$37.50	$2,381,250.00

9/1/15—8/31/19	$38.50	$2,444,750.00
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          (C) Annual Fixed Rent for the Tenant’s Storage Space shall be payable during the Fifth Amendment Extended Term at the annual rate of $6,600.00.
          (D) Annual Fixed Rent for the Premises and Tenant’s Storage Space during the Extended Term (as defined in Section 8 below) (if exercised) shall be determined as provided in Section 9 below.
          (E) Effective as of the date of this Fifth Amendment, and until notice of some other designation is given, fixed rent and all other charges for which provision is herein made shall be paid by remittance to or for the order of Boston Properties Limited Partnership either (i) by mail to P.O. Box 3557, Boston, Massachusetts 02241-3557, (ii) by wire transfer to Bank of America in Dallas, Texas, Bank Routing Number 0260-0959-3 or (iii) by ACH transfer to Bank of America in Dallas, Texas, Bank Routing Number 111 000 012, and in the case of (ii) or (iii)referencing Account Number 3756454460, Account Name of Boston Properties, LP, Tenant’s name and the Property address.
     3. (A) For the purposes of computing the Tenant’s payments for Operating Expenses Allocable to the Premises during the Fifth Amendment Extended Term pursuant to Section 2.6 of the Lease (as amended by Section 6 of the First Amendment and Section 3 of the Fourth Amendment), the definition of “Base Operating Expenses” contained in said Section 2.6 shall be deleted in its entirety and replaced with the following:
‘“Base Operating Expenses’ shall mean Landlord’s Operating Expenses for calendar year 2009, being the period from January 1, 2009 through December 31, 2009; provided, however, that for the purposes of determining Base Operating Expenses, the amount to be included in such Base Operating Expenses for maintenance and repair of the Building elevators and heating, ventilation and air conditioning systems shall be $33,363.20 (being the product of (x) 52¢ and (y) the sum of the square feet of (aa) the Rentable Floor Area of the Premises and (bb) the Tenant’s Storage Space).”
For the portion of the Lease Term prior to the commencement of the Fifth Amendment Extended Term, the definition of Base Operating Expenses shall remain unchanged for such purposes.
          (B) Notwithstanding anything contained in the Lease to the contrary, in determining the amount of Landlord’s Operating Expenses for any calendar year or portion thereof falling within the Fifth Amendment Extended Term (including, without limitation, calendar year 2009 for the purposes of determining the amount of Base Operating Expenses for the Fifth Amendment Extended Term) and the Extended Term (as defined in Section 9 below), if exercised, if less than one hundred percent (100%) of the Total Rentable Floor Area of the Building shall have been occupied by tenants at any time during the period in question, then those components of Landlord’s Operating Expenses that vary based on occupancy for such period shall be adjusted to equal the amount such components of Landlord’s Operating Expenses would have been for such period had occupancy been one hundred percent (100%) throughout such period.
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          (C) Notwithstanding anything contained in the Lease to the contrary, for the purposes of determining the amount of Landlord’s Operating Expenses during the Fifth Amendment Extended Term, neither Base Operating Expenses nor Operating Expenses Allocable to the Premises shall include (i) any costs associated with the repair, maintenance or replacement of the Building’s roof, structural foundation or structural walls or (ii) any costs associated with the replacement (as opposed to the maintenance or repair) of the Building’s masonry facade, elevators or heating, ventilation and air conditioning systems (it being understood and agreed that the costs associated with the maintenance and repair of the items listed in this subsection (ii) may be included within Base Operating Expenses and/or Operating Expenses Allocable to the Premises, subject to and in accordance with the provisions of Section 2.6 of the Lease). In addition and notwithstanding anything contained in the Lease to the contrary, (x) the costs includable in Base Operating Expenses and Landlord’s Operating Expenses during the Fifth Amendment Extended Term associated with the maintenance and repair of the Building elevators and heating, ventilation and air conditioning systems (collectively, the “Elevator and HVAC Costs”) shall be limited to so-called “hard costs” of maintenance and repair (e.g., preventative maintenance contracts with outside vendors, annual inspection fees mandated by state and local authorities, water treatment costs for cooling towers, general supplies and parts, etc.) and shall not include any wages paid to Landlord’s personnel (other than fees associated with the monitoring of the energy management system for the Building) and (y) for purposes of determining Landlord’s Operating Expenses solely for calendar year 2010, Tenant shall only be required to pay Elevator and HVAC Costs in excess of $46,195.20 (being the product of (1) 72¢ and (2) the sum of the square feet of (aa) the Rentable Floor Area of the Premises and (bb) the Tenant’s Storage Space).
     4. For the purposes of computing Tenant’s payments for Landlord’s Tax Expenses Allocable to the Premises during the Fifth Amendment Extended Term pursuant to Section 2.7 of the Lease (as amended by Section 6 of the First Amendment and Section 3 of the Fourth Amendment), the definition of “Base Taxes” contained in said Section 2.7 shall be deleted in its entirety and replaced with the following:
‘“Base Taxes’ shall mean Landlord’s Tax Expenses for fiscal tax year 2009, being the period from July 1, 2008 through June 30, 2009.”
For the portion of the Lease Term prior to the commencement of the Fifth Amendment Extended Term, the definition of Base Taxes shall remain unchanged for such purposes.
     5. Effective as of May 1, 2009, Section 2.2.1 of the Lease shall be amended as follows:
(i)	By deleting the first sentence in its entirety and substituting the following therefor: “In addition, for so long as Tenant shall be directly (which shall include any permitted sublease or assignment under this Lease) leasing the entirety of the Premises and the Storage Space demised to Tenant under the Fifth Amendment to Lease, Tenant shall have the exclusive right to use all of the parking spaces
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located in the basement of the Building and on the surface parking areas of the Site (collectively, “Tenant’s Parking Spaces”).

(ii)	By deleting the words “Tenant’s Basement Spaces” where they appear in the second and third sentences of said Section 2.2.1 and substituting the words “Tenant’s Parking Spaces” therefor.
     6. Effective as of May 1, 2009, Section 2.8 of the Lease shall be deleted in its entirety and the following substituted therefor:
“Effective as of May 1, 2009 and continuing throughout the Term, for so long as Tenant shall be directly (which shall include any permitted sublease or assignment under this Lease) leasing the entirety of the Premises and the Storage Space demised to Tenant under the Fifth Amendment to Lease, Tenant covenants and agrees to make application to the appropriate utility company or utility provider for electrical service to the Building in the quantum required for Tenant’s use of the Building and to make any deposit (including but not limited to, such letters of credit) as such utility company or provider shall require. Tenant covenants and agrees to pay, punctually as and when due, all electricity charges and rates for and relating to the Building and from time-to-time if requested by Landlord to provide Landlord with evidence of payment to, and good standing with, such utility company or provider as Landlord may reasonably require. Tenant further covenants and agrees to defend, save harmless and, indemnify Landlord against all liability, cost and damage arising out of or in any way connected to the payment, nonpayment or late payment of any and all charges or deposits to such utility company or provider. The provisions of this Section 2.8 shall survive the expiration or termination of this Lease for a period of twelve (12) full calendar months.”
In addition, as of May 1, 2009, all references in the Lease (including, without limitation, in Sections 2.5 and 2.6 thereof) to separate payments by Tenant to Landlord on account of tenant electricity shall be deleted in their entirety, it being understood and agreed that from and after May 1, 2009, Tenant shall be fully responsible for making all payments regarding electric service to the Building directly to the utility company as set forth in Section 2.8 of the Lease (as amended hereby).
     7. (A) Tenant shall accept the Premises and the Storage Space in their as-is condition without any obligation on Landlord’s part to perform any additions, alterations, improvements, demolition or other work therein or pertaining thereto except as expressly provided in this Section 7 or in Section 8 below. Notwithstanding the foregoing, it is contemplated that certain work will be performed in the Premises pursuant to construction drawings to be submitted by Tenant and reviewed by Landlord in accordance with the terms and provisions of the Lease (the “Tenant Improvement Work”). The Tenant Improvement Work shall be performed by a general contractor to be mutually agreed upon by Landlord and Tenant (the parties hereby agreeing to cooperate with each other in good faith in the selection of such general contractor).
     In the event that the agreed-upon general contractor is a union contractor, Landlord shall enter into the general contract with such contractor (hereinafter, “Landlord’s General
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Contractor”) and shall be responsible for performing the Tenant Improvement Work on Tenant’s behalf. The Tenant Improvement Work shall be performed by Landlord’s General Contractor on an “open book” basis, and Landlord shall provide Tenant with copies of all construction budgets and bids. Landlord shall bid the project to several general contractors before selecting Landlord’s General Contractor, and shall require Landlord’s General Contractor once selected to obtain a minimum of three (3) bids for any subcontract in excess of $50,000.00.
     In the event that the agreed-upon general contractor is a non-union contractor, Tenant shall enter into a general contract with such contractor (hereinafter, “Tenant’s General Contractor”) (the form of which general contract shall be subject to Landlord’s approval, not to be unreasonably withheld, conditioned or delayed) and shall be responsible for performing the Tenant Improvement Work; provided, however, that Landlord shall provide construction management consulting services to Tenant in connection with the Tenant Improvement Work in accordance with a Consulting Services Agreement in the form attached hereto as Exhibit A to be entered into by Landlord and Tenant.
     In either event, Tenant shall have the right, at its sole cost and expense, to retain a third-party construction manager in connection with the performance of the Tenant Improvement Work. In the event that Tenant’s General Contractor is performing the Tenant Improvement Work and Landlord is providing consulting services in accordance with the immediately preceding paragraph, such third-party construction manager shall be in addition to, and not in lieu of, Landlord. In the event that Landlord’s General Contractor is performing the Tenant Improvement Work, Landlord shall provide such third-party construction manager with full access to the project, including without limitation all construction budgets and bids, as well as all job meetings and discussions concerning the review and progress of construction.
          (B) Landlord shall provide to Tenant a special allowance of One Million Six Hundred Four Thousand and 00/100 Dollars ($1,604,000.00) (the “Tenant Allowance”), being the product of (x) $25.00 and (y) the sum of the square feet of (aa) the Rentable Floor Area of the Premises and (bb) the Tenant’s Storage Space. The Tenant Allowance shall be used and applied by Landlord solely on account of the cost of Tenant Improvement Work. In no event shall Landlord’s obligations to pay or reimburse Tenant for any of the costs of the Tenant Improvement Work exceed the sum of (x) the total Tenant Allowance and (y) the “Supplemental Allowance” (as defined in subsection (C) below), to the extent requested by Tenant. Notwithstanding the foregoing, Landlord shall be under no obligation to apply or provide any portion of the Tenant Allowance for any purposes other than as provided in this Section 7(B). In addition, in the event that (i) Tenant is in default under the Lease and Landlord has provided Tenant with written notice thereof or (ii) there are any liens which are not bonded to the reasonable satisfaction of Landlord against Tenant’s interest in the Lease or against the Building or the Site arising out of any work performed by Tenant or any litigation in which Tenant is a party, then, from and after the date of such event (“Event”) until the circumstances giving rise to such Event under either subsection (i) or (ii) above have been cured, Landlord shall have no further obligation to fund any portion of the Tenant Allowance and Tenant shall be obligated to pay, as additional rent, all costs of the Tenant Improvement Work in excess of that portion of the Tenant Allowance (and the Supplemental Allowance, if requested) funded by Landlord through the date of the Event. In addition, if the Tenant Improvement Work is performed by Tenant’s
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General Contractor rather than Landlord’s General Contractor, Landlord shall only disburse the Tenant Allowance to Tenant within thirty (30) days after (x) Tenant has completed the Tenant Improvement Work in accordance with the terms of the Lease, has paid for all of such Tenant Improvement Work in full and has delivered to Landlord lien waivers from all persons who might have a lien as a result of such work, in the recordable forms attached hereto as Exhibit B, and (y) Tenant has delivered to Landlord its certificate specifying the cost of such Tenant Improvement Work and all contractors, subcontractors and supplies involved with the Tenant Improvement Work, together with evidence of such cost in the form of paid invoices, receipts and the like.
     Irrespective of whether the Tenant Improvement Work is performed by Landlord’s General Contractor or by Tenant’s General Contractor, the Tenant Allowance shall only be applied towards the cost of leasehold improvements and in no event shall Landlord be required to make application of any portion of the Tenant Allowance towards Tenant’s personal property, trade fixtures or moving expenses or on account of any supervisory fees, overhead, management fees or other payments to Tenant, any partner or affiliate of Tenant or any third-party construction manager retained by Tenant. In no event shall Landlord be deemed to have assumed any obligations, in whole or in part, of Tenant to any contractors, subcontractors, suppliers, workers or materialmen. In the event that the costs of the Tenant Improvement Work are less than the Tenant Allowance, Tenant shall not be entitled to any payment or credit nor shall there be any application of the same toward Annual Fixed Rent or additional rent owed by Tenant under the Lease. Tenant acknowledges that any portion of the Tenant Allowance which has not been utilized on or before October 31, 2010 shall be forfeited by Tenant.
     Landlord shall be entitled to deduct from the Tenant Allowance a construction management fee equal to:
(1)	four percent (4%) of the cost of the Tenant Improvement Work up to $1,604,000.00;

(2)	three percent (3%) of the cost of the Tenant Improvement Work between $1,604,001.00 and $2,245,601.00; and

(3)	two percent (2%) of the cost of the Tenant Improvement Work in excess of $2,245,601.00.
          (C) In addition, Tenant shall have the right to request that Landlord provide Tenant with an additional allowance of up to Six Hundred Forty-One Thousand Six Hundred and 00/100 Dollars ($641,600.00), being the product of (x) $10.00 and (y) the sum of the square feet of (aa) the Rentable Floor Area of the Premises and (bb) the Tenant’s Storage Space (the “Supplemental Allowance”). Tenant may exercise its right to require Landlord to provide the Supplemental Allowance by giving to Landlord, on or before April 1, 2009, written notice advising Landlord that Tenant intends to use the Supplemental Allowance, which such notice shall set forth the amount of the Supplemental Allowance which Tenant desires to be made available to Tenant in accordance with this Section 7 (such amount being hereinafter referred to as the “Amortization Amount”). Tenant acknowledges that any portion of the Supplemental
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Allowance which has not been requested by Tenant on or before April 1, 2009 shall be forfeited by Tenant. The Supplemental Allowance shall be disbursed in accordance with the procedures set forth in subsection (B) above, and shall be used solely for the purposes set forth in said subsection (B).
     Tenant shall reimburse Landlord, as additional rent, for the Amortization Amount amortized on a direct reduction basis over one hundred twenty (120) months at an interest rate of ten percent (10%) per annum in one hundred twenty (120) monthly payments (“Monthly Improvement Cost Payments”) payable on the first day of each month commencing on September 1, 2009 in the same manner as provided in the Lease for the payment of Annual Fixed Rent. Neither the Amortization Amount nor the Monthly Improvement Cost Payments shall be abated or reduced for any reason whatsoever (including, without limitation, untenantability of the Premises or termination of the Lease). Without limiting the foregoing, the rent abatement provisions of Article VI of the Lease shall not apply to the Amortization Amount or the Monthly Improvement Cost Payments. If there is any default (beyond the expiration of any applicable grace periods) of any of Tenant’s obligations under the Lease (including, without limitation, its obligation to pay the Monthly Improvement Cost Payments) or if the Term of the Lease is terminated for any reason whatsoever prior to the expiration of the Term of the Lease, Tenant shall pay to Landlord, within ten (10) days following demand therefor, the unamortized balance of the Amortization Amount. Tenant’s obligation to pay the unamortized balance of the Amortization Amount shall be in addition to all other rights and remedies which Landlord has based upon any default of Tenant under the Lease, and Tenant shall not be entitled to any credit or reduction in such payment based upon amounts collected by Landlord from reletting the Premises after the default of Tenant.
               (D) Tenant shall be fully responsible for all costs of the Tenant Improvement Work in excess of the Tenant Allowance (and the Supplemental Allowance, if requested) (such excess costs being hereinafter referred to as the “Tenant Plan Excess Costs”). In the event that the Tenant Improvement Work is being performed by Landlord’s General Contractor, Tenant shall pay Landlord, as additional rent, fifty percent (50%) of any Tenant Plan Excess Costs prior to the commencement of the Tenant Improvement Work, with the balance of the Tenant Plan Excess Costs due upon substantial completion of the Tenant Improvement Work; provided, however, that in the event the Tenant Plan Excess Costs exceed $50,000.00 (the “Maximum Amount”), then Tenant shall pay to Landlord, as additional rent, prior to the commencement of the Tenant Improvement Work, one hundred percent (100%) of the Tenant Plan Excess Costs in excess of the Maximum Amount. For the purposes of this Section 7(D), the Tenant Improvement Work shall be deemed to be “substantially complete” on the later of: (i) the date on which the Tenant Improvement Work has been completed except for items of work and adjustment of equipment and fixtures which can be completed after occupancy has been taken without causing substantial interference with Tenant’s use of the Premises (i.e. so-called “punch list” items); or (ii) the date when permission has been obtained from the applicable governmental authority for occupancy by Tenant of the Premises for the Permitted Use, but only to the extent required by law in connection with the performance and completion of the Tenant Improvement Work (it being understood and agreed that if such permission is required but cannot be obtained as a result of a delay in the completion of the Base Building Work caused by the act or wrongful
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failure to act of Tenant, the Tenant Improvement Work will nonetheless be deemed to be substantially complete so long as the conditions set forth in subsection (i) above have been met).
          (E) With respect to any future alterations, additions or improvements made to the Premises subsequent to the Tenant Improvement Work, Tenant shall pay to Landlord as a fee for Landlord’s review of any work or plans, an amount equal to the sum of: (i) $150.00 per hour plus (ii) third party expenses incurred by Landlord to review Tenant’s plans and Tenant’s work. Such fee shall be payable by Tenant as additional rent within thirty (30) days after receipt of an invoice from Landlord therefor.
     8. (A) Landlord shall, at its sole cost and expense, perform the work described on Exhibit C (the “Base Building Work”). It is understood and agreed that Landlord may be performing the Base Building Work (and the Tenant Improvement Work, if and when requested by Tenant) while Tenant is in possession of the Premises, and Landlord and Tenant accordingly agree to cooperate with each other in good faith so as to enable Landlord to perform the Base Building Work (and the Tenant Improvement Work, as applicable) in an efficient and cost-effective manner while at the same time minimizing any unreasonable interference with Tenant’s business operations in the Premises (consistent with the nature of the work being undertaken by Landlord). Subject to events beyond Landlord’s reasonable control and to delays caused by Tenant or Tenant’s agents, contractors or employees (including, without limitation, Tenant’s use of non-union labor in connection with the construction of the Tenant Improvement Work), Landlord shall use commercially reasonable efforts to substantially complete such Base Building Work prior to May 1, 2009; provided, however, that Landlord shall not be liable to Tenant for the failure to complete the Base Building Work by any specific date except as expressly provided in this Section 8.
          (B) In the event that Landlord shall have failed to substantially complete the Base Building Work on or before September 1, 2009 (which date shall be extended automatically for such periods of time as Landlord is prevented from proceeding with or completing the same as the result of events beyond Landlord’s reasonable control or any act or wrongful failure to act of Tenant which interferes with Landlord’s construction of the Base Building Work, including, without limitation, Tenant’s use of non-union labor in connection with the construction of the Tenant Improvement Work), Tenant shall receive a rent credit equal to one-half (1/2) of the Annual Fixed Rent otherwise payable by Tenant under Section 2(B) above on a per diem basis for each day beyond September 1, 2009 (as so extended) that Landlord thus fails to substantially complete the Base Building Work. In the event that Landlord shall have failed to substantially complete the Base Building Work on or before November 1, 2009 (which date shall be extended automatically for such periods of time as Landlord is prevented from proceeding with or completing the same as the result of events beyond Landlord’s reasonable control or any act or wrongful failure to act of Tenant which interferes with Landlord’s construction of the Base Building Work, including, without limitation, Tenant’s use of non-union labor in connection with the construction of the Tenant Improvement Work), Tenant shall receive a rent credit equal to the Annual Fixed Rent otherwise payable by Tenant under Section 2(B) above on a per diem basis for each day beyond November 1, 2009 (as so extended) that Landlord thus fails to complete the Base Building Work. The foregoing rent abatements shall be Tenant’s sole and
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exclusive remedy at law or in equity or otherwise for Landlord’s failure to complete the Base Building Work within the time periods set forth above.
          (C) For the purposes of this Section 8, the Base Building Work (and/or individual components thereof, if applicable in a particular context) shall be deemed to be “substantially complete” on the later of: (i) the date on which the Base Building Work has been completed except for items of work and adjustment of equipment and fixtures which can be completed after occupancy has been taken without causing substantial interference with Tenant’s use of the Premises (i.e. so-called “punch list” items); or (ii) the date when permission has been obtained from the applicable governmental authority for occupancy by Tenant of the Premises for the Permitted Use, but only to the extent required by law in connection with the performance and completion of the Base Building Work (it being understood and agreed that (x) in the event that the Tenant Improvement Work is being performed by Landlord’s General Contractor, if such permission is required but cannot be obtained as the result of a delay in the completion of the Tenant Improvement Work caused by any act or wrongful failure to act of Tenant, the Base Building Work will nonetheless be deemed to be substantially complete so long as the conditions set forth in subsection (i) above have been met and (y) in the event that the Tenant Improvement Work is being performed by Tenant’s General Contractor, if such permission is required but cannot be obtained as the result of a delay in the completion of the Tenant Improvement Work except to the extent such delay is caused by any act or wrongful failure to act of Landlord, the Base Building Work will nonetheless be deemed to be substantially complete so long as the conditions set forth in subsection (i) above have been met).
     9. (A) On the conditions (which conditions Landlord may waive by written notice to Tenant) that both at the time of exercise of the herein described option to extend and as of the commencement of the Extended Term (as defined below) (i) there exists no Event of Default and there have been no more than three (3) Event of Default occurrences during the Fifth Amendment Extended Term, (ii) this Lease is still in full force and effect, and (iii) Tenant has neither assigned this Lease nor sublet more than forty percent (40%) of the Rentable Floor Area of the Premises (except for an assignment or subletting permitted without Landlord’s consent under Section 5.6.1 of the Lease), Tenant shall have the right to extend the Term hereof upon all the same terms, conditions, covenants and agreements herein contained (except for the Annual Fixed Rent which shall be adjusted during the option period as hereinbelow set forth and except that mere shall be no further option to extend) for one (1) period of five (5) years as hereinafter set forth. The option period is sometimes herein referred to as the “Extended Term.” Notwithstanding any implication to the contrary, Landlord has no obligation to make any additional payment to Tenant in respect of any construction allowance or the like or to perform any work to the Premises and/or the Storage Space as a result of the exercise by Tenant of any such option.
          (B) If Tenant desires to exercise said option to extend the Term, then Tenant shall give notice (the “Exercise Notice”) to Landlord, not earlier than fifteen (15) months nor later than thirteen (13) months prior to the expiration of the Fifth Amendment Extended Term exercising such option to extend. Promptly after Landlord’s receipt of the Exercise Notice, Landlord shall provide Landlord’s quotation to Tenant of a proposed annual rent for the Premises and the Storage Space for the Extended Term (“Landlord’s Rent Quotation”). If at the expiration
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of thirty (30) days after the date when Landlord provides such quotation to Tenant (the “Negotiation Period”), Landlord and Tenant have not reached agreement on a determination of an annual rental for the Extended Term and executed a written instrument extending the Term of this Lease pursuant to such agreement, then Tenant shall have the right, for ten (10) business days following the expiration of the Negotiation Period, to either (x) make a request to Landlord for a broker determination (the “Broker Determination”) of the Prevailing Market Rent (as defined in Exhibit D) for the Extended Term, which Broker Determination shall be made in the manner set forth in Exhibit D, or (y) rescind the Exercise Notice without any further obligation. If Tenant timely shall have requested the Broker Determination, then the Annual Fixed Rent for the Extended Term shall be the greater of (a) the Prevailing Market Rent as determined by the Broker Determination or (b) the Annual Fixed Rent for the Premises and the Storage Space in effect during the last twelve (12) month period of the Lease Term immediately prior to the Extended Term. If Tenant does not timely request the Broker Determination, then Tenant shall be deemed to have rescinded its Exercise Notice.
          (C) Upon the first to occur of (x) the agreement by Landlord and Tenant during the Negotiation Period on an annual rental for the Extended Term or (y) the timely request by Tenant for the Broker Determination, then this Lease and the Lease Term hereof shall automatically be deemed extended, for the Extended Term, without the necessity for the execution of any additional documents, except that Landlord and Tenant agree to enter into an instrument in writing setting forth the Annual Fixed Rent for the Extended Term as determined in the relevant manner set forth in this Section 9; and in such event all references herein to the Lease Term or the term of this Lease shall be construed as referring to the Lease Term, as so extended, unless the context clearly otherwise requires, and except that there shall be no further option to extend the Lease Term. Notwithstanding anything contained herein to the contrary, in no event shall the Lease Term hereof be extended for more than five (5) years after the expiration of the Fifth Amendment Extended Term.
     10. Effective as of May 1, 2009, Section 4.1 of the Lease is hereby, amended as follows: (i) by deleting the words “high quality” in third (3rd) line of Section 4.1.1 and substituting the words “Class A office” therefor; and (ii) by deleting the word “similar” in the tenth (10th) line of Section 4.1.3 and substituting the words “Class A office” therefor.
     11. Section 5.6.5 of the Lease is hereby amended by adding the following new subsection (E):
     “(E) Notwithstanding the provisions of Section 5.6 above, in the event Tenant desires
(i)	to assign this Lease, or

(ii)	to sublet such portion of the Premises (the “Sublease Portion”) as would bring the total amount of the Premises then being subleased to fifty percent (50%) or more,
Landlord shall have the right at its sole option, to be exercised within thirty (30) days after receipt of Tenant’s notice under Section 5.6.2 above (the “Acceptance
PAREXEL Fifth Amendment (195 WS) (f)

Period”), to (x) terminate this Lease in the case of a proposed assignment, or (y) terminate this lease with respect to the Sublease Portion in the case of a proposed sublease, as of a date specified in a notice to Tenant, which date shall not be earlier than sixty (60) days nor later than one hundred and twenty (120) days after Landlord’s notice to Tenant. In the case of an assignment, upon the termination date as set forth in Landlord’s notice, all obligations relating to the period after such termination date (but not those relating to the period before such termination date) shall cease and promptly upon being billed therefor by Landlord, Tenant shall make final payment of all Annual Fixed Rent and Additional Rent due from Tenant through the termination date. In the case of a sublease, all obligations relating to the Sublease Portion for the period after such termination date (but not those relating to a period before such termination date, or to portions of the Premises other than the Sublease Portion) shall cease. In the event that Landlord shall not exercise its termination rights as aforesaid, or shall fail to give any or timely notice pursuant to this Section 5.6.5(E), the provisions of Sections 5.6.2-5.6.5 shall be applicable. This Section 5.6.5(E) shall not be applicable to an assignment or sublease pursuant to Section 5.6.1.”
     12. Subject to events beyond Landlord’s reasonable control and for temporary periods as may be necessary for required maintenance (with respect to which Tenant shall be given reasonable prior notice except in the event of an emergency), Tenant shall have access to the Premises, including elevators, twenty-four (24) hours a day, seven (7) days a week, fifty-two (52) weeks a year. Landlord hereby agrees to provide Tenant with any access codes, electronic passes or keys for access to the Premises and shall allow Tenant (at Tenant’s sole cost and expense) to modify such codes, passes or keys upon Tenant’s reasonable request and upon reasonable prior notice.
     13. (A) Tenant warrants and represents that Tenant has not dealt with any broker in connection with the consummation of this Fifth Amendment other than Richards Barry Joyce & Partners (the “Broker”); and in the event any claim is made against Landlord relative to dealings by Tenant with brokers other than the Broker, Tenant shall defend the claim against Landlord with counsel of Tenant’s selection first approved by Landlord (which approval shall not be unreasonably withheld) and save harmless and indemnify Landlord on account of any loss, cost or damage which may arise by reason of such claim.
          (B) Landlord warrants and represents that Landlord has not dealt with any broker in connection with the consummation of this Fifth Amendment other than the Broker; and in the event any claim is made against Tenant relative to dealings by Landlord with brokers other than the Broker, Landlord shall defend the claim against Tenant with counsel of Landlord’s selection first approved by Tenant (which approval shall not be unreasonably withheld) and save harmless and indemnify Tenant on account of any loss, cost or damage with may arise by reason of such claim. Landlord agrees that it shall be solely responsible for the payment of the brokerage commission to the Broker in connection with this Fifth Amendment.
     14. As an inducement to Landlord to enter into this Fifth Amendment, Tenant hereby represents and warrants that: (i) Tenant is not, nor is it owned or controlled directly or indirectly
PAREXEL Fifth Amendment (195 WS) (f)

by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, “Specially Designated National and Blocked Person” or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (ii) Tenant is not (nor is it owned, controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) from and after the effective date of the above-referenced Executive Order, Tenant (and any person, group, or entity which Tenant controls, directly or indirectly) has not conducted nor will conduct business nor has engaged nor will engage in any transaction or dealing with any Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation, including without limitation any assignment of the Lease or any subletting of all or any portion of the Premises or the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation. In connection with the foregoing, it is expressly understood and agreed that (x) any breach by Tenant of the foregoing representations and warranties shall be deemed an immediate Event of Default by Tenant under Section 7.1 of the Lease (without the benefit of notice or grace) and shall be covered by the indemnity provisions of Section 5.7 of the Lease, and (y) the representations and warranties contained in this subsection shall be continuing in nature and shall survive the expiration or earlier termination of the Lease.
     15. Except as otherwise expressly provided herein, all capitalized terms used herein without definition shall have the same meaning as set forth in the Lease.
     16. Except as herein amended the Lease shall remain unchanged and in full force and effect. All references to the “Lease” shall be deemed to be references to the Lease as heretofore amended and as amended hereby.
[page ends here]

EXECUTED as a sealed instrument as of the date and year first above written.

WITNESS:	LANDLORD:

BOSTON PROPERTIES LIMITED
PARTNERSHIP

	By:	/s/ BOSTON PROPERTIES, INC.,

its general partner

By:

Name:

Title:

TENANT:

PAREXEL INTERNATIONAL LLC

By:

Name:

Title:	(President or Vice President)
Hereto duly authorized

ATTEST:
By:	/s/ W. Brett Davis	By:	/s/ James F. Winschel Jr.

Name:	W. Brett Davis	Name:	JAMES F. WINSCHEL, JR.
Title:	(Assistant Secretary)	Title:	(Treasurer)
Hereto duly authorized

(CORPORATE SEAL)
PAREXEL Fifth Amendment (195 WS) (f)